International Securities Group Inc.
1530 9th Avenue, S.E.
Calgary, Alberta  T2G 0T7
Telephone:  403-693-8003
Facsimile:  403-272-3620

Secured Resources Corp
c/o 1530 9th Avenue SE
Calgary, Alberta T2G 0T7

Dear Board of Directors:

This letter confirms and memorializes the agreement ("Agreement") between Secured Resources Corp., a Nevada corporation (the "Company"), and International Securities Group Inc., an Alberta corporation ("ISG"), pursuant to which ISG agrees to arrange for certain services as described below to the Company in accordance with the terms and conditions set forth herein. This Agreement supersedes any other agreements, whether written or oral, between the parties hereto in regard to the subject matter hereof and, upon execution by the parties hereto, shall be legally binding on the parties. In consideration of good and valuable services provided and the mutual promises, representations, warranties and covenants of the parties contained herein, the parties agree as follows:

1. Services. In exchange for the compensation set forth below, ISG shall cause to be provided to the Company the “Initial Services” and the “Continuing Services”. For purposes of this Agreement, “Initial Services” is defined as advice, assisting and guidance in connection with the preparation and filing on behalf of the Company of a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission, which shall include a legal opinion.  Audit fees are independent and shall be paid by Company. “Continuing Services” is defined as preparing, reviewing and filing on behalf of the Company reports and other documents pertaining to its public reporting requirements under the U.S. Securities Act of 1934 following the effective date of the S-1 Registration Statement, including the preparation and filing of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and assistance to the Company’s management and insiders in preparing and filing insider-trading reports and services for all other corporate or business related legal matters that the Company may require.

2.  Compensation.  (a) In consideration of ISG's rendering of the Initial Services, the Company shall pay ISG the following fees:

$20,000US upon execution of this Agreement which fees shall include completion and filing of the S-1 Registration Statement;

 (b) In consideration of the Continuing Services, the Client shall compensate ISG at the rate of US$225 per hour for consulting services provided by Caroline Winsor, US$155 per hour for consulting services provided by Jacqueline Danforth and US$125 per hour for each hour of paralegal time in providing such services;  should ISG contract with legal counsel for review and the rates will be at between US$275 and US$475 per hour dependent on the complexity of the work, which shall be the responsibility of the Client to pay, ISG shall only contact outside legal counsel upon prior approval by the Client.  For audit ready financial statement preparation provided by ISG which would include the preparation of audit ready financial statements the hourly fee is US $95.00 per hour.   Bookkeeping is billed at $55.00 per hour.  ISG may make introductions to auditors and such fees would be negotiated between the auditor and the Client.

                3.  Subcontract for Legal Services; Independent Contractor.   (a) ISG shall retain  a professional law corporation, on behalf of the Company to provide all of the legal services described herein.  It is understood and agreed by the Company that ISG is not a law firm, is not licensed to provide legal services and will not provide legal services;

(b) In providing any of the services identified herein to the Company, ISG shall be an independent contractor, and no party to this Agreement shall make any representations or statements indicating or suggesting that any joint venture, partnership, or other similar relationship exists between ISG and the Company.  ISG shall not be entitled to make any commitments or create any obligations on behalf of the Company.

4. Term.  The term of this Agreement shall be thirty (30) days from the date hereof and shall automatically renew for an additional thirty (30) day term unless either party notifies the other in writing at least thirty (30) days prior to the date of expiration of its election to discontinue this Agreement for any reason whatsoever.

5. Notices.  Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

to the Company:

Secured Resources Corp
c/o 1530 9th Avenue SE
Calgary, Alberta T2G 0T7
Attn: David Adelman

to ISG:

International Securities Group, Inc..
1530 - 9th Avenue, S.E.
Calgary, Alberta   T2G 0T7

or to any other address which may hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt by the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

6. Severability.   If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or enforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal and unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

7. Assignment.   Neither party may assign this Agreement without the express written consent of the other party, however, any such assignment shall be binding on and inure to the benefit of such successor, or, in the event of death or incapacity, on their heirs, executors, administrators and successors of any party.

8. Attorney’s Fees.   If any legal action or other proceeding (non-exclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, or otherwise because of a dispute among the parties hereto, any successful or prevailing party will be entitled to recover reasonable attorney’s fees (including fees for appeals and collection) and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

9. No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

10. Counterparts.  It is understood and agreed that this Agreement may be executed in any number of identical counterparts, each of which may be deemed an original for all purposes.

11. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and the year first above written.

SECURED RESOURCES CORP.,                                                                INTERNATIONAL SECURITIES
a Nevada corporation                                                                                     GROUP, INC., an Alberta corporation

By:           /s/ David Adelman                                                      By:           /s/ Caroline Winsor
Name:       David Adelman                                                                   Name:      Caroline Winsor
Title:         President                                                                             Title:         Manager